Exhibit 10.1

Restricted Stock Unit Award Agreement

Granted by

METROPOLITAN BANK HOLDING CORP.

under the

METROPOLITAN BANK HOLDING CORP.

AMENDED AND RESTATED
2022 EQUITY INCENTIVE PLAN, AS AMENDED

This Restricted Stock Unit Award Agreement (“Agreement”) is and shall be subject in every respect to the provisions of the Amended and Restated 2022 Equity Incentive Plan (the “Plan”), as amended April 11, 2025, of Metropolitan Bank Holding Corp. (the “Company”) which are incorporated herein by reference and made a part hereof, and further subject to the provisions of this Agreement.  A copy of the Plan has been provided to each person granted a Restricted Stock Unit Award (“Restricted Stock Unit Award”) pursuant to the Plan (“Grantee”).  The Grantee of this Restricted Stock Unit Award hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (the “Committee”) or the Board of Directors of the Company (the “Board”) shall be final, binding and conclusive upon the Grantee and the Grantee’s heirs, legal representatives, successors and permitted assigns.  Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Capitalized terms used herein but not defined shall have the same meaning as in the Plan.

1. Name of Grantee:
2. Date of Grant:
3. Total number of Restricted Stock Units covered by the Restricted Stock Unit Award:
4. Vesting Schedule.  Except as otherwise provided in this Agreement, this Restricted Stock Unit Award will vest in accordance with the following schedule:

Date	Vested Portion of Award[1]	Number of Shares of Common Stock
[[●]	1/3	[●]
[●]	1/3	[●]
[●]	1/3	[●]]

1 To the extent that the number of Restricted Stock Units are not equally divisible into the number of vesting periods set forth above, the number of Restricted Stock Units vesting in a period will be rounded down to the nearest whole number.

5.Grant of Restricted Stock Unit Award.

The Restricted Stock Unit Award is an Award denominated in shares of Stock, except that no shares of Stock are actually awarded to the Grantee on the Date of Grant.  The Restricted Stock Units will be credited to the Grantee’s account maintained on the books and records of the Company on behalf of the Grantee, subject to the terms of the Plan and this Agreement.  The Committee shall impose any conditions or restrictions on any Restricted Stock Unit Awards as it may deem advisable, including purchase price, time-based restrictions, or holding requirements or sale restrictions. Subject to the terms and conditions of the Plan and this Agreement, the Restricted Stock Unit Award will be settled in shares of the Company’s Stock on each vesting date according to the vesting schedule as specified in Section 4.

6.	Terms and Conditions.
6.1

Dividend Equivalent Rights.  Subject to the restrictions, limitations and conditions described in the Plan and/or this Agreement, Restricted Stock Units will earn dividend equivalent rights during the vesting period at the rate of dividends per share paid by the Company on the Company’s Stock.  Dividend equivalent rights will accrue but will not be paid until the Restricted Stock Units are earned, vested and issued to the Grantee.  Dividend equivalent rights will be forfeited if the Restricted Stock Units are forfeited.

6.2

No Voting Rights.  The Grantee shall not have any rights of a stockholder with respect to the shares of the Company’s Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.

7.	Accelerated Vesting on Change in Control, Death or Disability.
7.1

In the event of a Change in Control occurs during the vesting period, without regard to whether Participant’s employment has been terminated, the Grantee shall become fully vested in all outstanding Restricted Stock Unit Awards subject to this Agreement.

7.2

In the event of the Grantee’s death or Disability during the vesting period, the Grantee (or the Grantee’s beneficiary, as applicable) shall become fully vested in all outstanding Restricted Stock Unit Awards subject to this Agreement.

7.3	Other than as set forth in Sections 7.1 and 7.2 above, no Restricted Stock Unit Award will vest in less than the one year from the date of grant.

8.Effect of Other Terminations of Service on Award.

8.1

Termination by the Company for Cause.  In the event Grantee’s employment with the Company is terminated by the Company for “Cause” (as defined in the [ Employment Agreement, dated as of [●]], between the Company, Metropolitan Commercial Bank and the Participant, as amended from time to time (the “Employment Agreement”)) all unvested Restricted Stock Units shall be forfeited by Grantee as of the date of Grantee’s termination (the “Termination Date”).

8.2

Termination by the Company without Cause Grantee’s Termination for Good Reason or Participant’s Termination by Retirement. In the event Grantee’s employment is terminated by the Company without Cause, the Grantee terminates employment for Good Reason (as defined in the Employment Agreement) or the Grantee terminates employment by Retirement (as defined below) all Restricted Stocks Units shall immediately become vested as of the Termination Date. For purposes of this paragraph, “Retirement” shall mean the Grantee’s retirement from employment with the Company on or after the attainment of age 65 with at least 10 years of service with the Company, and subject to all applicable provisions of the Employment Agreement with respect to the Grantee’s retirement.

8.3

Termination by Grantee.   If Grantee terminates Service prior to the last vesting date set forth in Section 4. above for any reason not set forth in this Section 8 or Section 7. above, all remaining unvested Restricted Stock Units subject to this Agreement shall be forfeited automatically.

9.Adjustment Provisions.

This Restricted Stock Unit Award, including the number of shares subject to the Restricted Stock Unit Award will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4(a) of the Plan.

10.Miscellaneous.

10.1	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.
10.2

Subject to written consent by the Committee, the Grantee shall have the right to direct the Company to collect, at the Grantee’s highest marginal tax rate, federal, state and local income taxes and the employee portion of FICA taxes (Social Security and Medicare) with respect to any Restricted Stock Unit Award in accordance with Section 7.8 of the Plan.  Notwithstanding the foregoing, the Company shall have the right to require the Grantee to pay the Company the amount of any tax that the Company is required to withhold with respect to such vesting of the Restricted Stock Unit Award or sell without notice, a sufficient number of shares of Stock to cover the minimum amount required to be withheld under applicable law.

10.3

This Restricted Stock Unit Award shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws, except as superseded by federal law.

10.4

This Restricted Stock Unit Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Common Stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

10.5	The granting of this Restricted Stock Unit Award does not confer upon the Grantee any right to be retained in the employ of the Company or any subsidiary.

11.Collection of Withholding Taxes.

The Company shall collect the employee portion of the FICA taxes (Social Security and Medicare) with respect to the Restricted Stock Unit Awards (including additional amounts paid due to Dividend Equivalents) at the time the Restricted Stock Unit Awards vest hereunder.  The FICA taxes shall be based on the fair market value of the Common Stock underlying the Restricted Stock Unit Awards on the Vesting Date.  Unless the Grantee delivers a separate check payable to the Company in the amount of the FICA taxes required to be withheld from the Grantee, the Company shall withhold those taxes from the Grantee’s wages.

The Company shall collect the federal, state and local income taxes required to be withheld with respect to the Common Stock issued in accordance with the terms of the Plan; and the withholding shall not exceed the amount necessary to satisfy the withholding requirements.  Notwithstanding anything herein to the contrary, no withholding taxes shall be collected from Non-Employee awards.

12.Section 409A of the Code.

It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and Treasury Regulations thereunder, to the extent applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Unit Award set forth above.

METROPOLITAN BANK HOLDING CORP.

By:

GRANTEE’S ACCEPTANCE

The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the Plan.  The undersigned hereby acknowledges receipt of a copy of the Plan and related Prospectus.

GRANTEE